Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amendment No. 1 of the Form S-4 Registration Statement of ACCO Brands Corporation of our report dated February 24, 2011, except as to Part B of note 1 and note 18, which are as of December 15, 2011, with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the two-year period ended December 31, 2010, the related financial statement schedule, and the adjustments described in Part B of note 1 that were applied to restate the 2008 consolidated financial statements to retrospectively present GBC Fordigraph Pty Ltd as discontinued operations, which report is included in the current report on Form 8-K of ACCO Brands Corporation dated December 15, 2011, and of our report dated February 24, 2011 with respect to the effectiveness of internal control over financial reporting as of December 31, 2010, which report is included in the December 31, 2010 annual report on Form 10-K of ACCO Brands Corporation, and to the reference to our firm under the headings “Experts,” “Summary Historical Consolidated Financial Information of ACCO” and “Selected Historical Consolidated Financial Information of ACCO” in the proxy statement/prospectus-information statement, which is part of this registration statement. The consolidated financial statements of ACCO Brands Corporation and subsidiaries as of December 31, 2008 were audited by other auditors, whose report thereon dated March 2, 2009, expressed an unqualified opinion on those statements before the restatement described in Part B of note 1 to the consolidated financial statements.

/s/ KPMG LLP

Chicago, Illinois

February 10, 2012